Exhibit 99.1

FREIT Announces Second Quarter Fiscal 2019 Results

HACKENSACK, NJ, June 7, 2019 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and six months ended April 30, 2019. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS

	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
($ in thousands, except per share amounts)	2019	2018	2019	2018

AFFO Per Share - Basic & Diluted	$0.32	$0.57	$0.74	$0.81
Dividends Per Share	$0.125	$0.05	$0.275	$0.05

Total Average Residential Occupancy	95.1%	94.2%	95.2%	93.7%

Total Average Commercial Occupancy (a)	81.2%	80.4%	81.3%	79.7%
Average Commercial Occupancy Excluding Rotunda Retail (b)	81.1%	81.7%	81.4%	81.0%
Average Occupancy at the Rotunda Retail	81.8%	71.8%	80.5%	70.6%

(a) Occupancy metrics exclude the Patchogue, New York property from all periods presented as the property was sold in February 2019.

(b) Occupancy metrics exclude the 156,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

Results for the Quarter

Real estate revenue increased 3.2% to $14.8 million for the fiscal quarter ended April 30, 2019 as compared to $14.3 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income attributable to common equity (“net income”) was $0.8 million or $0.11 per share basic and diluted for the fiscal quarter ended April 30, 2019 as compared to $1.1 million or $0.16 per share basic and diluted for the prior year’s comparable period. The decrease in net income for the Current Quarter was primarily driven by the following: real estate tax credits and refunds related to the Icon at the Rotunda property in the amount of approximately $1.1 million received in the prior period’s quarter related to Fiscal 2017 (with a consolidated impact to FREIT of approximately $0.7 million); special committee expenses in the amount of approximately $0.6 million related to advisory and legal fees incurred in the current period’s quarter; offset by an $0.8 million gain on the sale of the Patchogue, New York property sold in February 2019 and an increase in revenue as explained in the preceding paragraph. (Refer to “Table of Revenue & Net Income Components”)

Results for the Six Months

Real estate revenue increased 4.2% to $29.7 million for the six months ended April 30, 2019 as compared to $28.5 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income was $1.2 million or $0.18 per share basic and diluted for the six months ended April 30, 2019 as compared to $0.8 million or $0.11 per share basic and diluted for the prior year’s comparable period. The increase in net income for the six months ending April 30, 2019 was primarily driven by the following: an $0.8 million gain on the sale of the Patchogue, New York property sold in February 2019; the prior period year being burdened by a $1.2 million loan prepayment cost (with a consolidated impact to FREIT of $0.8 million) related to the Pierre Towers, LLC loan refinancing; an increase in revenue as explained in the preceding paragraph; offset by real estate tax credits and refunds related to the Icon at the Rotunda property in the amount of approximately $1.1 million received in the prior period year related to Fiscal 2017 (with a consolidated impact to FREIT of approximately $0.7 million); and special committee expenses in the amount of approximately $0.6 million related to advisory and legal fees incurred in the current period’s year. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2019	2018	Change	2019	2018	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,578	$6,358	$220	$13,277	$12,779	$498
Residential properties	8,208	7,967	241	16,437	15,740	697
Total real estate revenues	14,786	14,325	461	29,714	28,519	1,195

Operating expenses:
Real estate operations	6,221	5,115	1,106	12,547	11,868	679
General and administrative	1,369	639	730	1,977	1,192	785
Depreciation	2,783	2,801	(18)	5,607	5,512	95
Total operating expenses	10,373	8,555	1,818	20,131	18,572	1,559
Operating income	4,413	5,770	(1,357)	9,583	9,947	(364)

Financing costs (a)	(4,527)	(4,419)	(108)	(9,179)	(9,571)	392

Investment income	113	57	56	184	112	72

Unrealized (loss) gain on interest rate cap contract	(5)	19	(24)	(159)	19	(178)

Gain on sale of property (b)	836	-	836	836	-	836
Net income	830	1,427	(597)	1,265	507	758

Net (income) loss attributable to noncontrolling interests in subsidiaries	(44)	(312)	268	(20)	251	(271)
Net income attributable to common equity	$786	$1,115	$(329)	$1,245	$758	$487

Earnings per share - basic and diluted	$0.11	$0.16	$(0.05)	$0.18	$0.11	$0.07

Weighted average shares outstanding:
Basic and Diluted	6,932	6,876		6,923	6,869

(a) Included in the six months ended April 30, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

(b) Included in the six and three months ended April 30, 2019 is a gain on sale of the Patchogue, New York property sold on February 8, 2019.

Dividend

The Board of Trustees declared a second quarter dividend of $0.125 per share, which will be paid on June 14, 2019 to shareholders of record on June 1, 2019.

Financing Activity

On April 3, 2019, WestFREIT, Corp. (owned 100% by FREIT) exercised its option to extend its loan held by M&T Bank, with an outstanding balance of approximately $22.5 million, for twelve months. Effective beginning on June 1, 2019, the extension of this loan, secured by the Westridge Square Shopping Center, will require monthly principal payments of $47,250 plus interest and has a maturity date of May 1, 2020. The interest rate for this extension period was reduced from a floating interest rate of 275 basis points over the one-month LIBOR to 240 basis points over the one-month LIBOR.

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Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income involve straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,		For the Six Months Ended April 30,
	2019	2018	2019	2018
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$830	$1,427	$1,265	$507
Depreciation of consolidated properties	2,783	2,801	5,607	5,512
Amortization of deferred leasing costs	133	155	260	300
Distributions to minority interests	(392)	(280)	(686)	(340	)(b)
Gain on sale of property	(836)	-	(836)	-
FFO	$2,518	$4,103	$5,610	$5,979

Per Share - Basic and Diluted	$0.36	$0.60	$0.81	$0.87

(a) As prescribed by NAREIT.

(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$2,518	$4,103	$5,610	$5,979
Deferred rents (Straight lining)	(120)	(75)	(187)	(173)
Capital Improvements - Apartments	(161)	(127)	(285)	(238)
AFFO	$2,237	$3,901	$5,138	$5,568

Per Share - Basic and Diluted	$0.32	$0.57	$0.74	$0.81

Weighted Average Shares Outstanding:
Basic and Diluted	6,932	6,876	6,923	6,869

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report which relate to future earnings or performance are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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